Issuer Free Writing Prospectus
[UBS LOGO]                                        filed pursuant to Rule 433
                                                  Registration No. 333-132747
                                                  Dated June 23, 2006

UBS AG Principal Protected Notes
Linked to a Global Index Basket
OFFERING GROWTH POTENTIAL WITH PRINCIPAL PROTECTION

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INDICATIVE TERMS
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 Issuer                   UBS AG
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 Issue Price              $10 per Note
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 Underlying Index         33.34% S&P 500 Index
 Basket and               33.33% DJ EuroStoxx 50 Index
 weightings               33.33% Nikkei 225 Index
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 Term (set on             4 years 9 months to 5 years 3 months
 trade date)
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  Participation Rate      100%
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  Payment on              Investors will receive a cash payment at maturity
  Maturity Date           that is based on the Basket Return:

                          o IF THE BASKET RETURN IS POSITIVE, YOU WILL RECEIVE 100% OF YOUR PRINCIPAL PLUS AN ADDITIONAL PAYMENT EQUAL TO 100% OF THE BASKET RETURN

                          o IF THE BASKET RETURN IS NEGATIVE, YOU WILL RECEIVE 100% OF YOUR PRINCIPAL
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 Basket Return            Basket Ending Level - Basket Starting Level
                          -------------------------------------------
                                     Basket Starting Level
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 Basket Starting Level    100
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 Basket Ending Level      The closing level of the Basket Return on the
                          Final Valuation Date
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 Trade Date*              July 25, 2006
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 Settlement Date*         July 31, 2006
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 Final Valuation          A date no earlier than April __, 2011 and no
 Date                     later than October __, 2011 to be determined
                          on the trade date
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 Maturity                 Date A date no earlier than April __, 2011 and no
                          later than October __, 2011 to be determined on the trade date
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* Expected

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PRODUCT DESCRIPTION
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Principal Protected Notes provide exposure to potential price appreciation in a basket of global indices as well as full principal protection at maturity. Principal protected investments issued at UBS can help reduce portfolio risk while maintaining exposure to equities. Principal protection only applies at maturity.

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BENEFITS
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o    Growth Potential - Investors receive full upside participation of a global index basket

o Preservation of Capital - At maturity, you will receive a cash payment equal to at least 100% of your principal

o Diversification - Investors can diversity in a principal protected investment linked to a broad equity index or basket of indices

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SCENARIO ANALYSIS AT MATURITY
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ASSUMPTIONS: 100% x POSITIVE BASKET RETURN; 100% PRINCIPAL PROTECTION AT
MATURITY

                             --------- ------------------------------- --------
                               BASKET                                   NOTES
                               RETURN                                   RETURN

                             --------- ------------------------------- --------
                                 40%                                      40%
                                 30%       100% x BASKET RETURN     >     30%
                                 20%                                      20%
[GRAPHIC OMITTED]                10%                                      10%
                             --------- ------------------------------- --------
                             --------- ------------------------------- --------
                                  0%                                       0%
                             --------- ------------------------------- --------
                             --------- ------------------------------- --------
                                -10%                                       0%
                                -20%                                       0%
                                -30%    100% PRINCIPAL PROTECTION   >      0%
                                -40%                                       0%
                             --------- ------------------------------- --------

This offering summary represents a summary of the terms and conditions of the Notes. We encourage you to read the preliminary prospectus supplement and accompanying prospectus related to this offering dated June 23, 2006.

                                                  Issuer Free Writing Prospectus
                                                  filed pursuant to Rule 433
                                                  Registration No. 333-132747
                                                  Dated June 23, 2006

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INDEX DESCRIPTION
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INDEX DESCRIPTION

THE S&P 500 INDEX (SPX) measures the performance of the broad domestic economy through changes in the aggregate market value of 500 stocks representing all major industries.

THE EURO STOXX INDEX (SX5E) consists of 50 European stocks from those countries participating in the European Monetary Union.

THE NIKKEI-225 INDEX (NKY) is based on 225 underlying stocks listed in the Tokyo Stock Exchange.



HISTORICAL PERFORMANCE OF ANY INDEX IS NOT INDICATIVE OF FUTURE PERFORMANCE.

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HISTORICAL PERFORMANCE OF THE BASKET INDEX
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The graph below illustrates the performance of the indices from 1/30/87 to
6/22/06 - BLOOMBERG L.P.


                               [GRAPHIC OMITTED]

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INVESTOR SUITABILITY AND KEY RISKS
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THE NOTES MAY BE SUITABLE FOR YOU IF:

o You seek an investment with a return linked to the performance of the Basket Indices

o You seek an investment that offers full principal protection on the Notes when held to maturity

o    You are willing to hold the Notes to maturity

o    You do not seek current income from this investment

o You are willing to invest in the Notes based on the range indicated for the maturity date (the actual investment term will be determined on trade date)

THE NOTES MAY NOT BE SUITABLE FOR YOU IF:

o You do not seek exposure to any of the U.S., European or Asian equity markets

o    You are unable or unwilling to hold the Notes to maturity

o You prefer the lower risk, and therefore accept the potentially lower returns, of fixed income investments with comparable maturities and credit ratings

o    You seek current income from your investments

o    You seek an investment for which there will be an active secondary market

KEY RISKS:

o Principal protection only if you hold the Notes to maturity - You should be willing to hold your Notes to maturity

o Market risk - Amounts payable on the Notes and their market value will depend on the performance of the index basket

o No interest payments - You will not receive any periodic interest payments on the Notes

o No direct exposure to fluctuations in foreign exchange rates - The value of your Notes will not be adjusted for exchange rate fluctuations between the U.S. dollar and the currencies of the underlying index basket

o There may be little or no secondary market for the Notes - The Notes will not be listed or displayed on any securities exchange

INVESTORS ARE URGED TO REVIEW THE "RISK FACTORS" IN THE PRELIMINARY PROSPECTUS SUPPLEMENT RELATING TO THIS OFFERING FOR A MORE DETAILED DESCRIPTION OF THE RISKS RELATED TO AN INVESTMENT IN THE NOTES.

THE RETURNS ON UBS STRUCTURED NOTES ARE LINKED TO THE PERFORMANCE OF THE RELEVANT UNDERLYING ASSET OR INDEX. INVESTING IN A STRUCTURED NOTE IS NOT EQUIVALENT TO INVESTING DIRECTLY IN THE UNDERLYING ASSET OR INDEX. BEFORE INVESTING, INVESTORS SHOULD CAREFULLY READ THE DETAILED EXPLANATION OF RISKS, TOGETHER WITH OTHER INFORMATION IN THE RELEVANT OFFERING MATERIALS DISCUSSED BELOW, INCLUDING BUT NOT LIMITED TO INFORMATION CONCERNING THE TAX TREATMENT OF THE INVESTMENT. UBS AG HAS FILED A REGISTRATION STATEMENT (INCLUDING A PROSPECTUS) WITH THE SEC FOR THE OFFERING TO WHICH THIS COMMUNICATIONS RELATES. BEFORE YOU INVEST, YOU SHOULD READ THE PROSPECTUS IN THAT REGISTRATION STATEMENT AND OTHER DOCUMENTS UBS AG HAS FILED WITH THE SEC FOR MORE COMPLETE INFORMATION ABOUT UBS AG AND THIS OFFERING. YOU MAY GET THESE DOCUMENTS FOR FREE BY VISITING EDGAR ON THE SEC WEB SITE AT WWW.SEC.GOV. ALTERNATIVELY, YOU CAN REQUEST THE PROSPECTUS BY CALLING TOLL-FREE AT 1-800-657-9836.